THE TELEMUNDO GROUP, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

1.   PURPOSE AND DESIGN

     This Management Incentive Compensation Plan (the "Incentive Plan") is intended to tie the goals and interests of eligible officers of The Telemundo Group, Inc. ("Telemundo") to those of Telemundo and its stockholders and to enable Telemundo to attract and retain highly qualified employees. The Incentive Plan is for the benefit Telemundo's President and Chief Executive Officer and up to three additional top senior officers which senior officers may or may not be
Section 162(m) Employees (as defined below). The Incentive Plan is designed to ensure that the bonuses paid hereunder to Section 162(m) Employees are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code").

2.   ELIGIBLE EMPLOYEES

     The Bonus Committee (as described below) shall select Telemundo's President and Chief Executive Officer and up to three additional key employees who are the top three senior officers of Telemundo other than the President and Chief Executive Officer and who hold the titles of Executive Vice President, Chief Financial Officer and Treasurer or who hold other senior management positions and who are or may be "covered employees" (as defined in Section 162(m)(3) of the Code) (the "Section 162(m) Employees") to be eligible to receive bonuses under this Plan. The employees covered by the Incentive Plan are hereinafter referred to as the "Eligible Employees."

3.   THE COMMITTEE

     The "Bonus Committee" shall administer the Incentive Plan and shall consist of a committee of the Board of Directors of Telemundo, which may be the Compensation and Stock Option Committee of the Board of Directors, which committee will be comprised solely of two or more members of Telemundo's Board of Directors all of whom shall qualify as "outside directors" under Code Section 162(m). The Bonus Committee that is appointed to administer the Incentive Plan shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.   BONUSES

     An Eligible Employee may receive a bonus payment hereunder based upon the attainment of performance objectives and targets established by the Bonus Committee and related to the following corporate business criteria: cash flow (which may be

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measured by earnings before interest, taxes, depreciation and amortization
("EBITDA")); provided, however, that EBITDA targets shall not be higher than Telemundo's budget for EBITDA for the applicable fiscal year.

     Any bonuses paid to Section 162(m) Employees shall be based upon bonus formulas that tie such bonuses to Telemundo's cash flow. Bonus formulas for
Section 162(m) Employees shall be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Code Section 162(m). No bonuses shall be paid to Section 162(m) Employees unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Code Section 162(m). The Bonus Committee shall have no discretion to increase the amount of a Section 162(m) Employee's bonus.

     The maximum bonus payable to a Section 162(m) Employee shall not exceed 100% of such Section 162(m) Employee's base salary with respect to any fiscal year of Telemundo.

     The Bonus Committee shall have the discretion to apply or not apply the foregoing provisions of this Section 4 to bonuses payable to Eligible Employees, if any, who are Non-Section 162(m) Employees.

     The payment of a bonus to an Eligible Employee with respect to a performance period shall be conditioned upon the Eligible Employee's employment by Telemundo on the last day of the performance period; PROVIDED, HOWEVER, that the Bonus Committee may make exceptions to this requirement, in its sole discretion, in the case of an Eligible Employee's retirement, death or disability; PROVIDED FURTHER, HOWEVER, that if an Eligible Employee has a written employment agreement with Telemundo and such Eligible Employee's employment by the Telemundo is terminated by Telemundo without "cause" or by the Eligible Employee for "good reason" or by the Eligible Employee pursuant to "specified resignation rights" available to such Eligible Employee after a change of control transaction involving Telemundo (in each case as described in the Eligible Employee's employment agreement), then such Eligible Employee shall be entitled to his or her bonus for the year in which such termination of employment occurred.

5.   AMENDMENT AND TERMINATION

     Telemundo reserves the right to amend or terminate this Incentive Plan at any time in its sole discretion. Any amendments to the Incentive Plan shall require stockholder approval only to the extent required by Code Section 162(m).

6.   STOCKHOLDER APPROVAL

     No bonuses shall be paid under this Incentive Plan to Section 162(m) Employees unless and until Telemundo's stockholders shall have approved this Incentive Plan as required by Section 162(m) of the Code.